NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

Epsilon
Jessica Simon – Media
212.457.7135
jsimon@epsilon.com

NEW YORK & COMPANY EXPANDS RELATIONSHIP WITH MARKETING SERVICES LEADER EPSILON

Epsilon to Now Provide Database, Data, Strategic Consulting and Analytical Services; Fully
Integrated Marketing Partnership Continues to Grow

DALLAS, Texas (Jan. 21, 2010) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its Epsilon subsidiary has signed a multi-year expansion agreement with New York & Company (NYSE: NWY), a specialty retail apparel chain with 592 stores nationwide.

Founded in 1918, New York & Company is a leading specialty retailer of women’s fashion and accessories, offering the latest NY Style at Great Deals. In 2008, New York & Company revenue totaled $1.14 billion.

Since 2006, Epsilon has been providing highly targeted, permission-based email marketing services to New York & Company to increase repeat purchase rates. New York & Company has also been a long-tenured private label credit card client of Alliance Data. Under the terms of the newly expanded agreement, Epsilon will now provide New York & Company with a comprehensive database marketing solution that includes customer data management, campaign management, reporting, and strategic consulting and analytics services.

Epsilon’s solution will integrate marketing activities across all channels to help New York & Company optimize its marketing investment and maximize the profitability of its direct–to-consumer efforts. Epsilon will enable New York & Company to have a 360-degree view of its customers across all channels and platforms and will also provide New York & Company a comprehensive suite of data services that include demographic data overlay and prospecting data. In addition, Epsilon will leverage its consulting expertise to identify marketing opportunities based on data including: customer purchase history, promotion response history, and demographic profiles. This will enable New York & Company to effectively target customers using relevant messages and offers to drive sales and encourage repeat visits and purchases.

“We are excited about building upon an already successful partnership with Epsilon and its parent company, Alliance Data. Epsilon has successfully demonstrated its ability to integrate its comprehensive suite of services, both strategically and operationally, across the entire marketing value chain – including technology, digital, analytics and strategy,” said Sheamus Toal, Executive Vice President and Chief Financial Officer of New York & Company. “At New York & Company, we recognize the importance of effectively targeting our customers and prospects with messages tailored specifically to their needs and behaviors. With Epsilon’s expertise, technology and comprehensive solution, we are able to deliver an even more positive shopping experience for our customers.”

According to Bryan Kennedy, President of Epsilon, “This relationship truly represents the value of integrating the full spectrum of capabilities that Epsilon and Alliance Data have assembled under one roof. We are pleased that New York & Company recognizes our expertise and ability to maximize the return on their marketing investment. We’re excited to provide a complete marketing solution that drives sales, brand affinity, and customer loyalty for New York & Company.”

About New York & Company, Inc.

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories offering NY Style at Great Deals. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at nyandcompany.com. As of October 31, 2009, the Company operated 592 stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: nyandcompany.com.

About Epsilon

Epsilon is the industry’s leading marketing services firm. Ad Age ranks Epsilon #1 U.S. Direct Marketing Agency. Services include strategic consulting, database and loyalty technology, proprietary data, predictive modeling and a full range of creative and interactive services including brand and promotional development, web design, email deployment, search engine optimization and direct mail production. In addition, Epsilon is the world’s largest permission-based email marketer. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com or call 1.800.309.0505.

About Alliance Data

Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

# # #